HARTE HANKS, INC.
RESTRICTED STOCK AWARD AGREEMENT

To: Frank M. Grillo	Date of Grant: October 28, 2015

Number of Shares: 13,145
HARTE HANKS, INC. (the “Company”), is pleased to grant you, as an inducement material to your entry into employment with the Company, a restricted stock award (the “Restricted Stock Award”) with respect to a number of shares of Stock (as defined below), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”). The grant of the Restricted Stock Award is specifically conditioned upon (i) the approval of this grant to you by the Board (as defined below), and (ii) the execution by you of this Agreement, agreeing to all of the terms and conditions set forth herein. The Date of Grant and the number of shares of Stock subject to this Restricted Stock Award are stated above. The Restricted Stock Award is not governed by the Harte-Hanks, Inc. 2013 Omnibus Incentive Plan, 2005 Omnibus Incentive Plan or by any other equity compensation plan of the Company (or of any of its affiliates). Instead, this Restricted Stock Award is made outside of any equity compensation plan of the Company (or any of its affiliates), as an inducement contemplated by Section 303A.08 of the New York Stock Exchange Listed Company Manual. No payment is required for the Stock that you receive pursuant to this Restricted Stock Award.
This Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Stock Award. By accepting this Agreement, you agree to be bound by all of the terms hereof.
1.Definitions. Unless otherwise defined herein, as used in this Agreement, the following terms have the meanings set forth below:
(a)“Board” means the board of directors of the Company.
(b)“Change in Control” means the first day that any one or more of the following conditions shall have been satisfied:
(i)the acquisition of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding voting securities of the Company; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with Sections (iii)(A) and (iii)(B) of this definition;
(ii)individuals who, as of the Date of Grant, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Date of Grant, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii)consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless (A) the stockholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)“Change in Control Severance Agreement” means that certain Change in Control Severance Agreement by and between the Company and you, effective on or about October 26, 2015, as may be amended from time to time with your consent.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Committee” means the Compensation Committee of the Board.
(f)“Date of Grant” means the date designated as such on the first page of this Agreement.
(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)“Fair Market Value” means with respect to Stock, as of any date, the closing price of a share of Stock on the New York Stock Exchange for the last trading day prior to that date. If no such prices are reported, then Fair Market Value shall mean the average of the high and low sale prices for the Stock (or if no sale prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by Nasdaq or a quotation system of general circulation to brokers and dealers; provided, however, that with respect to same day sales, Fair Market Value shall mean the per share price actually paid for shares of Stock in connection with such sale.
(i)“Stock” means the Company’s $1.00 par value per share voting common stock, or any other securities that are substituted therefor.
2.Vesting. The shares of Stock subject to this Restricted Stock Award vest and become non-forfeitable (a) in three installments of equal amount (subject to whole-share rounding), with one such installment vesting on each of the first three anniversaries of the Date of Grant; provided that you are still employed by the Company on each applicable vesting date, (b) upon your death, “Disability” (as such term is defined in the Change in Control Severance Agreement) prior to your termination of employment, or (c) pursuant to the terms of the Change in Control Severance Agreement. Other than pursuant to the terms of the Change in Control Severance Agreement, if your employment terminates prior to the date the Stock vests all unvested Stock shall be forfeited at the time of such termination. In addition, if you fail to satisfy the applicable requirements of the Change in Control Severance Agreement (including the delivery of an irrevocable release), shares which would otherwise vest pursuant to the Change in Control Severance Agreement shall be forfeited.
3.Restricted Shares. The shares of Stock you receive under this Agreement will be considered “Restricted Shares” until they vest. You may not sell, transfer, pledge or otherwise dispose of, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale, any Restricted Shares. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company. Stock that vests in accordance with the vesting schedule set forth in Section 2 above will no longer be considered Restricted Shares.
4.Stock Certificates. Your Restricted Shares will be held for you by the Company in book entry form at its transfer agent until it vests, after which you may request transfer or issuance of a certificate. If you receive a stock certificate evidencing the grant of the Restricted Shares, the Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 3: (a) placing a legend on the stock certificates referring to the restrictions, (b) requiring you to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect, or (c) requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.
5.Privileges of a Stockholder. From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that each dividend payment will be made no later than the 60th day following the date such dividend payment is made to stockholders generally.
6.Conditions. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company may require you, as a condition of receiving the Stock, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that you are acquiring the Stock subject to the Restricted Stock Award for your own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate to comply with federal and applicable state securities laws.

7.Change in Capital Structure. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event including a Change in Control, in the Board’s sole discretion, affects the Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall direct the Committee to, in such manner as it determines is equitable, adjust any or all of the number and kind of shares of Stock (or other securities or property) subject to the Restricted Stock Award; provided that no such adjustment shall be affected if it would cause the Restricted Stock Award to become subject to Section 409A of the Code. This Agreement shall not in any way affect or restrict the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8.Extraordinary Events. In the event of any transaction or event described in Section 7 or any unusual or nonrecurring transaction or event affecting the Company, any affiliate of the Company or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles occurs, including any Change in Control, the Board, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to direct the Committee to take any one or more of the following actions whenever the Board determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)To provide for the cancellation of the Restricted Stock Award in exchange for an amount of cash equal to the amount that could have been attained upon the realization of your rights had the Restricted Stock Award been fully vested (including an amount equal to zero if no cash could have been so attained or realized);
(b)To provide that the Restricted Stock Award cannot vest after such event; provided, however, that no action shall be taken pursuant to this clause (b) without your consent, which consent shall not be unreasonably withheld;
(c)To provide that such Restricted Stock Award shall be vested and nonforfeitable as to all shares covered thereby and that all restrictions with respect thereto shall lapse, notwithstanding anything to the contrary herein;
(d)To provide that the Restricted Stock Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares; and
(e)To make such other adjustments in the number and type of shares of Stock (or other securities or property) subject to the Restricted Stock Award; provided that no such adjustment shall be affected if it would cause the Restricted Stock Award to become subject to Section 409A of the Code.
9.Authority of the Committee. This Agreement and the Restricted Stock Award granted hereunder shall be administered by the Committee except to the extent the Board elects to administer this Agreement and the Restricted Shares granted hereunder, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” The Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Agreement; (ii) accelerate the time of vesting of the Restricted Shares; (iii) construe this Agreement and the Restricted Stock Award; (iv) make determinations of the Fair Market Value of the Stock subject to this Agreement; (v) delegate its duties under this Agreement to such agents as it may appoint from time to time; (vi) terminate, modify, or amend this Agreement, provided that, no amendment or termination may decrease your rights inherent in the Restricted Stock Award prior to such amendment without your express written permission except to the extent such amendment is necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any change thereto; and (vii) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering this Agreement, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Agreement in the manner and to the extent it deems necessary or desirable to carry the Agreement into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Section 9 shall be final and conclusive.

10.Section 16. Notwithstanding any other provisions of this Agreement, the grant of this Restricted Stock Award shall comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act and shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Restricted Stock Award shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
11.Withholding Taxes. No Stock will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of receipt of this Restricted Stock Award or the vesting of the Stock you receive under this Restricted Stock Award. These arrangements may include withholding of Stock that otherwise would be released to you when the Restricted Shares vest. The Fair Market Value of the Stock withheld (determined as of the date when the taxes otherwise would have been withheld in cash) will be applied as a credit against the taxes. Any provision of this Agreement to the contrary notwithstanding, the Company may take such steps as it may deem necessary or desirable for the withholding of any taxes which it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any shares subject hereto.
12.Notices. Any notice to be given under the terms of this Agreement shall be deemed to have been duly given or made only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective upon actual receipt), or (iv) delivered by electronic communication to the address below. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. The party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a non-electronic form (“Non-electronic Notice”) which shall be sent to the requesting party within five days after receipt of the written request for Non-electronic Notice. Either party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.
If to the Executive: at the most recent address reflected in the payroll records of the Company
If to the Company:        Harte Hanks, Inc.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216
Attention: General Counsel
Email: general.counsel@hartehanks.com
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
13.No Guarantee of Continued Service. You acknowledge and agree that the vesting of Stock pursuant to the vesting schedule set forth in this Agreement is earned only by continuing as an employee at the will of the Company (and not through the act of being hired or being granted this Restricted Stock Award). You further acknowledge and agree that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the right of the Company or any affiliate to dismiss you from employment, free from any liability, or any claim under this Agreement, at any time with or without cause.
14.Protection of Goodwill. You acknowledge that the Company is providing you with this Restricted Stock Award in connection with and in consideration for your promises and covenants contained herein. Specifically, in consideration for the Restricted Stock Award, which you acknowledge provides a material incentive for you to grow, develop and protect the goodwill and confidential and proprietary information of the Company, you agree that the Restricted Stock Award (itself and in combination with any other awards made to you) constitutes independent and sufficient consideration for all non-competition, non-solicitation and confidentiality covenants between you and the Company, and agree and acknowledge that you will fully abide by each of such covenants. You further acknowledge that your promise to fully abide by each of the protective covenants referenced above is a material inducement for the Company to provide you with the Restricted Stock Award.
15.Successors & Assigns. Subject to the limitations on the transferability of this Restricted Stock Award and the Restricted Shares, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.
16.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
17.Clawback. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the Stock subject to this Agreement shall not be deemed fully earned or vested, even if distributed to you, if this Restricted Stock Award or any portion thereof is deemed “incentive compensation” and subject to recovery, or “clawback,” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, you hereby acknowledge that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act and the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the shares of Stock issued pursuant hereto.
18.Other Benefits. The amount of any compensation deemed to be received by you as a result of the receipt or vesting of this Restricted Stock Award will not constitute “earnings” with respect to any other benefits provided to you by the Company or an affiliate, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.
19.Furnish Information. You shall furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation. From time to time, the Board and appropriate officers of the Company shall and are authorized to take whatever action is necessary to file required documents with governmental authorities and other appropriate persons to make shares of Stock available for issuance pursuant to this Agreement.
20.No Liability for Good Faith Determinations. The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
21.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
22.No Guarantee of Interests. Neither the Committee, the Board nor the Company guarantees the Stock of the Company from loss or depreciation.
23.Company Records. Records of the Company or its affiliates regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
24.Company Action. Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board.
25.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
26.Headings; Word Usage. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
27.Fractional Shares. In no event may the Restricted Shares be adjusted for any fractional shares. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

HARTE HANKS, INC.

By:	/s/ Robert L. R. Munden
Robert L. R. Munden
Senior Vice President,
General Counsel & Secretary

ACKNOWLEDGED AND AGREED:

/s/ Frank M. Grillo
Frank M. Grillo